Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 1, 2017
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Christina Sutter
PHONE: 724-539-5708
KENNAMETAL ANNOUNCES FISCAL 2018 FIRST QUARTER RESULTS
PITTSBURGH, (November 1, 2017) – Kennametal Inc. (NYSE: KMT) today reported results for its fiscal 2018 first quarter ended September 30, 2017, with earnings per diluted share (EPS) of $0.48, compared with a loss per diluted share (LPS) of $0.27 in the prior year quarter. Adjusted EPS were $0.55 in the current quarter compared with $0.11 in the prior year quarter.
Reported results include restructuring and related charges of $0.07 per share and $0.38 per share for the fiscal 2018 and fiscal 2017 first quarters, respectively.
“Kennametal’s performance in the first quarter of fiscal year 2018 surpassed our expectations in almost every measure,” said Chris Rossi, Kennametal President and CEO. “Year-over-year, we saw sales growth in the quarter in all business segments, regions and end markets. Adjusted operating margin improved significantly by 700 basis points to 11.7 percent, reflecting substantial improvement in both gross margin and operating expense as a percentage of sales.”
“In my first few months as President and CEO of Kennametal, I have been pleased to find a highly energized global team, diligently focused on delivering progress in all our initiatives - growth, simplification and modernization,” continued Mr. Rossi. “Our results this quarter reflect that progress, and I look forward to continuing to execute the solid plan that is in place and enhancing shareholder value, both near and long term.”
This earnings release contains non-GAAP financial measures. Reconciliations of all non-GAAP financial measures are set forth in the tables attached to this earnings release, and corresponding descriptions are contained in the Company’s report on Form 8-K, and which was filed with the Securities and Exchange Commission (SEC) on November 1, 2017.

Fiscal 2018 First Quarter Key Developments

•
Sales were $542 million, compared with $477 million in the same quarter last year. Sales increased by 14 percent, driven by 13 percent organic growth and a 2 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days.

•
Pre-tax restructuring and related charges were $7 million, or $0.07 per share, and pre-tax benefits from cost savings initiatives were approximately $40 million. In the prior year quarter, pre-tax restructuring and related charges were $32 million, or $0.38 per share, and pre-tax benefits from cost savings initiatives were approximately $18 million.

•
Operating income was $56 million, compared to an operating loss of $9 million in the prior year quarter. Adjusted operating income was $63 million, compared to $22 million in the prior year quarter. The increase in adjusted operating income is due primarily to organic sales growth, incremental restructuring benefits, favorable mix and higher productivity and fixed cost absorption, partially offset by higher compensation expense, more overtime costs and higher raw material costs. Operating income margin was 10.4 percent in the current period compared to operating loss margin of 1.9 percent in the prior year quarter. Adjusted operating income margin was 11.7 percent in the current period compared to 4.7 percent in the prior year quarter.

•
The reported effective tax rate (ETR) was 19.5 percent and the adjusted ETR was 18.0 percent. For the prior year quarter, the reported ETR was 29.9 percent (provision on a loss) and the adjusted ETR was 38.7 percent (provision on income). The change in both the reported and adjusted rates is primarily driven by U.S. losses in the prior year and U.S. income in the current year - neither of which can be tax affected due to a full valuation allowance on our domestic deferred tax assets.

•	EPS were $0.48, compared with LPS of $0.27 in the prior year quarter. Adjusted EPS were $0.55 in the current quarter and $0.11 in the prior year quarter.

•
Year-to-date free operating cash flow was negative $62 million compared to negative $18 million in the same period last year. The decrease in free operating cash flow was primarily attributable to a decrease in accounts payable and an increase in inventories and accounts receivable, partially offset by higher cash from operations before changes in certain other assets and liabilities, and lower restructuring payments.

•	EBITDA were $82 million, compared with $17 million in the prior year quarter. Adjusted EBITDA were $89 million in the current quarter and $49 million in the prior year quarter.

Segment Developments for the Fiscal 2018 First Quarter

•
Industrial segment sales of $297 million increased 11 percent from $269 million in the prior year quarter, reflecting organic growth of 9 percent and a 2 percent favorable currency exchange impact. Excluding the impact of currency exchange, sales increased approximately 22 percent in energy, 7 percent in general engineering, 7 percent in aerospace and defense and 7 percent in transportation. General engineering sales continue to experience growth from sales in the indirect channel across all regions and positive performance in the light and general engineering sector in EMEA. Transportation sales in the quarter grew in Asia Pacific and EMEA to tier suppliers and OEMs. Oil and gas drilling sales in the Americas continues to provide overall growth in energy, coupled with increases in power generation sales globally. Conditions continue to be favorable in the aerospace sector, with global sales related to engine growth being supplemented by increasing demand related to frames in the Americas. On a segment regional basis excluding the impact of currency exchange, sales increased 14 percent in Asia Pacific, 8 percent in the Americas and 7 percent in EMEA.

•
Industrial segment operating income was $35 million compared to $6 million in the prior year quarter. Adjusted operating income was $39 million compared to $24 million in the prior year quarter, driven primarily by incremental restructuring benefits and organic sales growth, partially offset by unfavorable mix and higher compensation expense. Industrial operating margin was 11.7 percent compared to 2.1 percent in the prior year quarter. Industrial adjusted operating margin was 13.1 percent compared with 9.0 percent in the prior year quarter.

•
Widia segment sales of $45 million increased 10 percent from $41 million in the prior year quarter, driven by organic growth of 9 percent and a 1 percent favorable currency exchange impact. Contributing to Widia organic growth were the reorganization of distribution in Europe, growth in India related to higher local and global demand trends, in addition to increasing demand in the U.S. energy markets and higher growth rates in emerging markets. On a segment regional basis excluding the impact of currency exchange, sales increased 19 percent in EMEA, 8 percent in Asia Pacific and 5 percent in the Americas.

•
Widia segment operating income was less than $1 million compared to an operating loss of $6 million in the prior year quarter. Adjusted operating income was $1 million compared to an adjusted operating loss of $3 million in the prior year quarter, primarily driven by organic sales growth, incremental restructuring benefits and favorable mix. Widia operating income margin was 0.1 percent compared to operating loss margin of 14.0 percent in the prior year quarter. Widia adjusted operating income margin was 1.9 percent compared with adjusted operating loss margin of 6.7 percent in the prior year quarter.

•
Infrastructure segment sales of $200 million increased 20 percent from $167 million in the prior year quarter, driven by organic growth of 19 percent and a 2 percent favorable currency exchange impact, partially offset by a 1 percent decrease due to fewer business days. Excluding the impact of currency exchange, sales increased by approximately 25 percent in energy, 13 percent in earthworks and 8 percent in general engineering. Oil and gas in the U.S. is now stabilizing, manifesting in high year-over-year growth in energy with average U.S. land rig counts up over 100 percent compared to the prior year quarter. Underground mining continues to show signs of improvement in the earthworks market. Construction sales improved in part due to the timing of orders related to road rehabilitation season. On a segment regional basis excluding the impact of currency exchange, sales increased 21 percent in Asia Pacific, 20 percent in the Americas and 8 percent in EMEA.

•
Infrastructure segment operating income was $22 million compared to an operating loss of $8 million in the prior year quarter. Adjusted operating income was $24 million compared to $2 million in the prior year quarter. The change in adjusted operating results was primarily due to organic sales growth, incremental restructuring benefits, favorable mix and higher fixed cost absorption and productivity, partially offset by higher raw material costs. Infrastructure operating income margin was 11.0 percent compared to operating loss margin of 4.5 percent in the prior year quarter. Infrastructure adjusted operating income margin was 12.1 percent compared with 1.4 percent in the prior year quarter.

Restructuring Programs

During the quarter, the company substantially completed its existing restructuring programs. Approximate ongoing annualized savings for these programs are $165 million and inception to date charges were $155 million.

Outlook

The company now expects consolidated adjusted EPS for the full fiscal year to be in the range of $2.30 and $2.60 per share on organic sales growth of 5 to 7 percent, an increase from its previous outlook of $2.00 to $2.30 per share on organic sales growth of 2 to 4 percent. The company's expectations of full year slightly positive free operating cash flow remains unchanged.
Mr. Rossi commented, “We are increasing our EPS outlook for the year due to an expectation of increased sales. I’m encouraged by the progress we are making in executing our growth, simplification and modernization plans. We look forward to continuing success as we work to increase manufacturing efficiency and lower costs.”
Dividend Declared

Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 29, 2017 to shareholders of record as of the close of business on November 14, 2017.
The company will discuss its fiscal 2018 first quarter results in a live webcast at 8:00 a.m. Eastern Time, Thursday, November 2, 2017. This event will be broadcast live on the Company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event will also be available on the Company’s website through December 2, 2017.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2018 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 11,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.1 billion in revenues in fiscal 2017. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2017	2016
Sales	$542,454	$477,140
Cost of goods sold	357,461	333,610
Gross profit	184,993	143,530
Operating expense	119,330	119,865
Restructuring and asset impairment charges	5,525	28,605
Amortization of intangibles	3,661	4,271
Operating income (loss)	56,477	(9,211)
Interest expense	7,149	6,993
Other expense, net	88	118
Income (loss) before income taxes	49,240	(16,322)
Provision for income taxes	9,602	4,879
Net income (loss)	39,638	(21,201)
Less: Net income attributable to noncontrolling interests	455	455
Net income (loss) attributable to Kennametal	$39,183	$(21,656)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings (loss) per share	$0.48	$(0.27)
Diluted earnings (loss) per share	$0.48	$(0.27)
Dividends per share	$0.20	$0.20
Basic weighted average shares outstanding	81,071	80,054
Diluted weighted average shares outstanding	82,123	80,054

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2017	June 30, 2017
ASSETS
Cash and cash equivalents	$110,697	$190,629
Accounts receivable, net	385,624	380,425
Inventories	514,720	487,681
Other current assets	64,874	55,166
Total current assets	1,075,915	1,113,901
Property, plant and equipment, net	755,519	744,388
Goodwill and other intangible assets, net	492,418	491,894
Other assets	75,848	65,313
Total assets	$2,399,700	$2,415,496
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$1,252	$925
Accounts payable	186,342	215,722
Other current liabilities	209,373	244,831
Total current liabilities	396,967	461,478
Long-term debt and capital leases	695,357	694,991
Other liabilities	209,298	206,374
Total liabilities	1,301,622	1,362,843
KENNAMETAL SHAREHOLDERS’ EQUITY	1,061,980	1,017,294
NONCONTROLLING INTERESTS	36,098	35,359
Total liabilities and equity	$2,399,700	$2,415,496

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2017	2016
Outside Sales:
Industrial	$297,464	$269,043
Widia	45,243	41,015
Infrastructure	199,747	167,082
Total outside sales	$542,454	$477,140
Sales By Geographic Region:
Americas	$262,390	$230,637
EMEA	166,553	148,581
Asia Pacific	113,511	97,922
Total sales by geographic region	$542,454	$477,140
Operating Income (Loss):
Industrial	$34,812	$5,556
Widia	62	(5,756)
Infrastructure	22,069	(7,587)
Corporate (1)	(466)	(1,424)
Total operating income (loss)	$56,477	$(9,211)
(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin; operating expense; operating expense as a percentage of sales; operating income (loss) and margin; effective tax rate; net income (loss) attributable to Kennametal shareholders; diluted EPS (LPS); Industrial operating income and margin; Widia operating income (loss) and margin; Infrastructure operating income (loss) and margin; free operating cash flow, EBITDA and margin and organic sales growth (which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the tables below and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K filed with the SEC on November 1, 2017.

THREE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating income	Effective tax rate	Net income(2)	Diluted EPS
Reported results	$542,454	$184,993	$119,330	$56,477	19.5%	$39,183	$0.48
Reported margins		34.1%	22.0%	10.4%
Restructuring and related charges	—	1,232	(119)	6,876	(1.5)	6,378	0.07
Adjusted results	$542,454	$186,225	$119,211	$63,353	18.0%	$45,561	$0.55
Adjusted margins		34.3%	22.0%	11.7%
(2) Attributable to Kennametal Shareholders.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$297,464	$34,812	$45,243	$62	$199,747	$22,069
Reported operating margin		11.7%		0.1%		11.0%
Restructuring and related charges	—	4,023	—	797	—	2,056
Adjusted results	$297,464	$38,835	$45,243	$859	$199,747	$24,125
Adjusted operating margin		13.1%		1.9%		12.1%

THREE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating (loss) income	Effective tax rate	Net (loss) income(2)	Diluted (LPS) EPS
Reported results	$477,140	$143,530	$119,865	$(9,211)	(29.9)%	$(21,656)	$(0.27)
Reported margins		30.1%	25.1%	(1.9)%
Restructuring and related charges	—	1,995	(1,057)	31,657	68.6	30,603	0.38
Adjusted results	$477,140	$145,525	$118,808	$22,446	38.7%	$8,947	$0.11
Adjusted margins		30.5%	24.9%	4.7%

THREE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss	Sales	Operating (loss) income
Reported results	$269,043	$5,556	$41,015	$(5,756)	$167,082	$(7,587)
Reported operating margin		2.1%		(14.0)%		(4.5)%
Restructuring and related charges	—	18,708	—	3,026	—	9,910
Adjusted results	$269,043	$24,264	$41,015	$(2,730)	$167,082	$2,323
Adjusted operating margin		9.0%		(6.7)%		1.4%

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,

(in thousands)	2017	2016
Net cash flow from operating activities (3)	$(19,874)	$23,551
Purchases of property, plant and equipment	(42,106)	(42,264)
Proceeds from disposals of property, plant and equipment	426	1,138
Free operating cash flow	$(61,554)	$(17,575)
(3) Amounts for the three months ended September 30, 2016 have been restated to reflect adoption of FASB ASU 2016-09.

EBITDA (UNAUDITED)	Three Months Ended September 30,

(in thousands)	2017	2016
Net income (loss) attributable to Kennametal	$39,183	$(21,656)
Add back:
Interest expense	7,149	6,993
Interest income	(257)	(248)
Provision for income taxes	9,602	4,879
Depreciation	22,777	23,167
Amortization of intangibles	3,661	4,271
EBITDA	$82,115	$17,406
Margin	15.1%	3.6%

Adjustments:
Restructuring and related charges	6,876	31,657
Adjusted EBITDA	$88,991	$49,063
Adjusted margin	16.4%	10.3%

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended September 30, 2017	Sales Growth	Foreign Currency Exchange Impact	Business Days Impact	Organic Sales Growth
Industrial	11%	2%	—%	9%
Widia	10%	1%	—%	9%
Infrastructure	20%	2%	(1)%	19%
Total Kennametal	14%	2%	(1)%	13%